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                                                                  Exhibit 10(l)

                        AGREEMENT FOR CONSULTING SERVICES

         THIS AGREEMENT, made and entered into effective as of May 1, 1999, by and between BATTLE MOUNTAIN GOLD COMPANY, a Nevada corporation with its principal office at 333 Clay Street, 42nd Floor, Houston, Texas 77002, (hereinafter referred to as the "Company"), and Mr. Karl E. Elers, an individual residing at 8911 Limerick, Houston, Texas 77024.

                               W I T N E S S E T H:

         WHEREAS, Mr. Elers has been employed by the Company from May 11, 1987 through February 28, 1997; and

         WHEREAS, during Mr. Elers' service with the Company, he has developed experience, knowledge and unique relationships and skills that are valuable to the Company; and

         WHEREAS, Mr. Elers separated from active employment with the Company effective on February 28, 1997; and

         WHEREAS, the Company desires to engage Mr. Elers as a consultant on the terms and conditions set forth below in order to retain access to his experience, knowledge and unique relationships and skills; and

         WHEREAS, Mr. Elers desires to be engaged as a consultant to the Company on the terms and conditions set forth below;

         NOW, THEREFORE, for and in consideration of the mutual promises and agreement set forth herein, the parties hereto agree as follows:

         1. ENGAGEMENT AS CONSULTANT: The Company agrees to retain the services of Mr. Elers as an independent consultant and Mr. Elers agrees to render consulting services for the period described in Paragraph 3 hereof and upon the other terms and conditions herein provided.

         2. RESPONSIBILITIES OF CONSULTANT: During the period of this Agreement, Mr. Elers shall act as an independent contractor and agrees to render to the Company and its affiliates consulting services. During the term of this Agreement, Mr. Elers shall, at reasonable times and places, hold himself available to consult with and advise the officers, directors and other representatives of the Company. Mr. Elers shall use his best professional skills in rendering the desired services to the Company and shall be free to use his judgment and discretion as to the methods to be used in performance of such services. The Company agrees that it shall have no right to control or direct the details, manner or means by which Mr. Elers accomplishes the results of the services performed hereunder. Subject to the reasonable requests and deadlines of the Company, Mr. Elers shall retain discretion to set his own schedule for the performance of such services and shall have no obligation to work any particular hours or days. Mr. Elers shall

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retain the right to contract for similar services with other businesses or with individuals. Mr. Elers shall also retain the right to accept employment with any entity.

         3. TERM OF AGREEMENT. The term of this Agreement shall be for a period of eight (8) months beginning as of May 1, 1999 and ending December 31, 1999; provided, however, that the term of this Agreement shall be subject to the provisions of Paragraph 5 (termination for cause). In addition, the Company may terminate this Agreement upon thirty (30) days notice to Mr. Elers. The term of this Agreement may also be shortened or extended by mutual written consent of the parties.

         4. COMPENSATION. The Company shall pay or cause to be paid $14,500 per month from May 1, 1999 to July 23, 1999 and $20,000 per month from July 23, 1999 and thereafter to or on behalf of Mr. Elers for the performance of his consulting services subject to the provisions of Paragraph 5 hereunder. The Company shall also reimburse Mr. Elers, promptly after receipt of appropriate receipts and documentation, for all of his expenses, including meals, lodging, transportation, phone and other out-of-pocket expenses, reasonably incurred in connection with his performance of services under this Agreement. Mr. Elers shall be reimbursed at the standard mileage rate established by the Internal Revenue Service for use of his personal automobile. Such amounts shall be paid by the Company to Mr. Elers in a manner mutually agreeable to both parties.

         5. TERMINATION OF AGREEMENT FOR CAUSE. If, during the term of this Agreement, this Agreement is terminated by the Company for cause as defined in this Paragraph 5, then all payments of compensation under this Agreement shall be forfeited, except Mr. Elers shall thereafter be entitled to compensation as described in Paragraph 4 hereof for service rendered under this Agreement prior to the date of termination.

         Termination by the Company for "cause" shall mean termination by action of the President of the Company because of the failure of Mr. Elers to fulfill his obligations under this Agreement or because of serious willful misconduct by Mr. Elers in respect of his obligations under this Agreement, such as, for example, the commission by Mr. Elers of a felony or the perpetration by Mr. Elers of a common-law fraud against the Company.

         6. DEATH OR DISABILITY. If, before December 31, 1999, Mr. Elers dies, or becomes totally and permanently disabled, the Company shall be obligated to pay (in the case of death) to his beneficiary or beneficiaries designated in writing, or to his estate in the absence or lapse of such designation, or (in the case of such disability) to Mr. Elers or his representative, the compensation to which he is entitled under Paragraph 4 hereof for service rendered under this Agreement through the date of his death or his total and permanent disability. For purposes hereof, "total and permanent disability" means inability to perform the services required hereunder due to physical or mental disability. Evidence of such disability shall be certified by a physician acceptable to both the Company and Mr. Elers.

         7. STATUS OF BENEFIT PLANS. This Agreement shall not entitle Mr. Elers to participate in any executive compensation, pension, profit-sharing or similar plan, policy or program or any

                      Agreement for Consulting Services
                                  Page 2 of 6

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welfare plan, policy or program of the Company now existing or hereafter adopted for the benefit of its employees.

         8. INCOME TAX WITHHOLDING. The Company shall not withhold any federal, state, city or other taxes from any compensation payable under this Agreement. Mr. Elers shall be solely and wholly responsible for payment of all taxes related to payments made by the Company to or for the benefit of Mr. Elers under this Agreement.

         9. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

         10. SOURCE OF PAYMENTS. All payments provided in this Agreement shall be paid in cash from the general funds of the Company, and no special or separate funds shall be established and no other segregation of assets shall be made to assure payment. Mr. Elers shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and Mr. Elers or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such rights shall be no greater than the right of an unsecured creditor of the Company.

         11. GENERAL PROVISIONS.

                  (a) NONASSIGNABILITY. Neither this Agreement nor any right or interest hereunder shall be assignable by Mr. Elers, his beneficiaries or legal representatives without the Company's prior written consent; provided, however, nothing in this Paragraph 11(a) shall preclude (i) Mr. Elers from designating a beneficiary to receive any payment hereunder upon his death, or (ii) the executors, administrators or other legal representatives of Mr. Elers or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

                  (b) NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect such action shall be null, void and of no effect.

                  (c) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitations, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of substantially all of its assets unless either (i) the person or entity acquiring such assets or a substantial portion thereof

                      Agreement for Consulting Services
                                  Page 3 of 6

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         shall expressly assume by an instrument in writing all duties and obligations of the Company hereunder or (ii) the Company shall provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or which may reasonably be expected to become payable to Mr. Elers hereunder.

         12.      MODIFICATION AND WAIVER.

                  (a) AMENDMENT OF AGREEMENT. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

                  (b) WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         13. HEADINGS. The headings of Paragraphs herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         14. GOVERNING LAW. This Agreement has been executed in Houston, Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Texas. For the purposes of this Agreement, a signed facsimile shall constitute an original.

         15. CONFIDENTIALITY. In providing consulting services to the Company, Mr. Elers will become acquainted with information proprietary to the Company. Mr. Elers agrees to maintain such information and any materials provided to him in confidence and, upon termination of this Agreement, to return to the Company all Company materials in his possession and thereafter not to divulge or to disclose any information acquired from the Company to other parties without the express written consent of the Company. Mr. Elers will be excused from this obligation with respect to any information which shall become part of the public domain other than through a breach of this confidentiality obligation following the termination of this Agreement. This provision shall survive for a period of two (2) years after the termination of this Agreement.

                      Agreement for Consulting Services
                                  Page 4 of 6

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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and Mr. Elers has signed this Agreement, all as of the day first above written.

                             BATTLE MOUNTAIN GOLD COMPANY

                             By: /s/ John A. Keyes
                                 ----------------------------------------------
                                 Name: John A. Keyes
                                 Title: President and Chief Operating Officer

ATTEST:




/s/ Greg V. Etter
--------------------------
Name: Greg V. Etter
Title: Vice President,
       General Counsel


                             /s/ Karl E. Elers
                             -------------------------------------------------
                             Karl E. Elers


                      Agreement for Consulting Services
                                  Page 5 of 6

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[Letterhead]

                                 March 20, 2000

Mr. Karl E. Elers
Battle Mountain Gold Company
333 Clay Street, 42nd Floor
Houston, TX 77002

Re:  Agreement for Consulting Services dated May 1, 1999

Dear Karl:

This letter serves as our mutual consent pursuant to Paragraph 3 of the above-referenced agreement to extend the term of such agreement on a month-to-month basis effective January 1, 2000, subject to the termination provision therein.

                               Sincerely,

                               BATTLE MOUNTAIN GOLD COMPANY



                               /s/ John A. Keyes
                               -------------------------------------------
                               John A. Keyes
                               President and Chief Operating Officer


ATTEST:

/s/ Greg V. Etter
----------------------------------------
Greg Etter
Vice President, General Counsel
   And Corporate Secretary